Exhibit 10.1

Charter Communications, Inc.

2005 Executive Cash Award Plan

June 2005

Amended for 2006

Charter Communications, Inc.
2005 Executive Cash Award Plan Amended for 2006

Article 1. Establishment and Purpose.

The Compensation Committee of the Board of Directors of Charter Communications, Inc. ("Committee") hereby establishes the Charter Communications, Inc. 2005 Executive Cash Award Plan ("Plan") effective as of January 1, 2005, adopted June 2005 and amended for 2006. The purpose of the Plan is to provide greater incentive to, and retain the services of, certain Board-designated officers of Charter Communications, Inc. and its subsidiaries and affiliates as now or hereinafter constituted to achieve the highest level of individual performance and contribute to the success of the Company.

Article 2. Eligibility.

Select Officers of the Company or any of its subsidiaries or affiliates, as recommended by the CEO and approved by the Committee, shall be eligible to participate in this Plan.

Article 3. Administration of the Plan.

The Committee shall have full responsibility and authority to interpret and administer the Plan, including the power to promulgate rules of Plan administration, the power to settle any disputes as to rights or benefits arising from the Plan, the power to appoint agents and delegate its duties, and the power to make such decisions or take such actions as the Committee, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan. Actions and determinations by the Committee shall be final, binding, and conclusive for all purposes of the Plan.

Article 4. Participants.

As soon as feasible after the adoption of this Plan, the Committee shall designate from the eligible officers those who will participate in the Plan.

Article 5. Grants of Plan Awards.

Each individual selected as a Participant will be granted a Plan Award which represents an opportunity to receive cash payments in accordance with, and subject to the terms and conditions of, this Plan. For each Participant who is granted a Plan Award, a Plan Award Account will be established. A Participant’s Plan Award Account will be credited in a book entry format with the following amounts as of the participant’s hire date in 2006, based upon a Participant’s Base Salary as of their hire date.

Year	Amount Credited as of May 1 of the Year

2006	100% of Base Salary
2007	20% of Base Salary
2008	20% of Base Salary
2009	20% of Base Salary
2010	20% of Base Salary

Article 6. Vesting and Payment(s) of Plan Awards.

(a) A Participant will only be entitled to receive payment(s) from his or her Plan Award Account balance pursuant to the Participant’s Plan Award if he or she remains employed by the Company continuously from the date of his or her initial participation through the end of the calendar year in which his or her Plan Award Account becomes vested, and only to the extent the Plan Award Account becomes vested, in accordance with the following schedule. Payment of such vested amount will be made within two and one half months of the end of the applicable year after, provided that all conditions to payment are satisfied:

Year	Vested Portion of Balance of Plan Award Account as of Year End that is Vested and Shall be Paid Out

2006	0% of Plan Award Account Balance
2007	0% of Plan Award Account Balance
2008	50% of Plan Award Account Balance
2009	0% of Plan Award Account Balance
2010	100% of Plan Award Account Balance

(b) Notwithstanding the above schedule, should a Participant’s employment terminate due to death or Disability (as that term is defined in Article 15 below), the Participant shall be paid: (1) the balance of the Participant’s Plan Award Account as of the end of the calendar year prior to the calendar year in which the Participant’s employment terminated, and (2) a prorated portion of the amount to be credited to the Participant’s Plan Award Account for the calendar year in which the Participant’s employment terminated equal to the amount otherwise to be credited for that calendar year in accordance with Article 5, multiplied by a fraction, the numerator of which is the total number of months, full or partial, that the Participant was employed during the applicable year, and the denominator of which is twelve (12).

Except as provided above in the event of death or Disability, if a Participant’s employment with the Company and its subsidiaries and affiliates terminates for any reason before the day on which all or a portion of the Participant’s Plan Award Account becomes vested, the Participant shall forfeit the right to receive any amount that has not previously become vested in accordance with the schedule described above.

Article 7. Conditions To Payment, Nonalienation of Benefits.

(a) A Participant’s eligibility for, and right to receive, any payment from the Participant’s Plan Award Account under this Plan (except in the event of the Participant’s intervening death) is conditioned upon:

(1) the Participant first executing and delivering to Charter an Acceptance Agreement ("Agreement") in form and substance satisfactory to Charter’s legal counsel, effectively releasing and giving up all claims the Participant may have against the Company (and each of their respective controlling shareholders, employees, directors, officers, plans, fiduciaries, insurers and agents) arising out of or based upon any facts or conduct occurring prior to the date on which the Agreement is executed and containing additional restrictions on post-employment use of confidential information, non-competition and non-solicitation and recruitment of customers and employees which are the same as are contained in the standard form employment agreement for executive officers then used by the Company (or if no such agreement then exists, the most recent form of employment agreement used by the Company for one or more executive officers containing any such restrictions). The Agreement will be drafted by Charter, will be based upon the standard form employment agreement, if any, then being utilized by Charter for executive separations when severance is being paid (with such additional restrictions as to use and disclosure of confidential information, non competition and non solicitation and recruitment of customers and employees), and will be provided to the Participant within ten (10) business days after the Participant is eligible to receive a payment. The Agreement will require the Participant, after his or her employment terminates, to consult with Company representatives and/or voluntarily appear as a witness for trial or deposition (including the preparation for any such testimony) in connection with any claim which may be asserted by or against the Company, any investigation or administrative proceeding, any matter relating to a franchise, or any business matter concerning the Company or any of its transactions or operations in which the Participant was directly or indirectly involved or about which the Participant may have relevant factual knowledge or information; and

(2) the Participant executing and delivering the Agreement to Charter within twenty-one (21) days after delivery of the document (or such other time period as may be established for persons under the age of forty (40) or as may be required by applicable law), and all conditions to the effectiveness of that agreement and the releases contemplated thereby having been satisfied (including, without limitation, the expiration of any applicable revocation period without revoking acceptance).

(b) Neither Plan Awards nor any other right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void and shall not be recognized or given effect by the Company or the Committee.

Article 8. No Deferrals.

No deferral of compensation (as defined under U.S. Internal Revenue Code Section 409A or guidance thereto) is intended under this Plan.

Article 9. Funding.

No promises made under this Plan shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises. Payments under this Plan shall be made from the Company’s general assets.

Article 10. Non-exclusivity Of This Plan.

    The adoption of this Plan shall not be construed as creating any limitations on the power of the Company’s Board of Directors or the Committee to adopt such other compensation arrangements as either may deem desirable for any Participant.

Article 11. No Employment Rights.

The adoption of this Plan, and designating any employee as a Participant, shall not be construed as granting a Participant any right to employment for any specific period of time.

Article 12. Amendment, Suspension, or Termination of Plan.

The Board or Committee may from time to time amend, suspend, or terminate the Plan, in whole or in part, except that (a) no such amendment, suspension, or termination shall materially adversely affect the rights of any Participant in respect of any Plan Award previously vested and not yet paid, and (b) if the Plan is terminated, then a Participant who is employed as of the time this termination occurs shall be paid, subject to the provisions of Article 7, an amount equal to (i) the amount the Participant would have been entitled to under the Plan if the Participant had been employed through December 31, 2010 (assuming that the Participant’s Base Salary for purposes of the initial contribution is the Participant’s Base Salary in effect as of the date the Participant first becomes included in the Plan, and that it would increase by 3.5% annually thereafter), multiplied by a fraction, the numerator of which is the number of full months between the effective date of the Plan and the date the Plan terminated, and the denominator of which is 60, less (ii) any payments previously made to the Participant under the Plan and any Plan Award vested but not yet paid under the Plan (but which otherwise is required to be paid notwithstanding termination of the Plan). This amount will be paid out in a lump sum within sixty (60) days after the Plan terminates and all conditions to payment specified in Article 7 are satisfied, but in no event later than two and one-half months after the end of the calendar year in which all the conditions to payment are satisfied.

Article 13. No Constraint on Corporate Action.

Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

Article 14. Governing Law, Effect, Forum.

The Plan and each Plan Award shall be governed by the laws of the State of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Recipients of a Plan Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the United States District Court for the Eastern District of Missouri (if federal jurisdiction exists) and the St. Louis County Circuit Court, to resolve any and all issues that may arise out of or relate to this Plan or any related Plan Award and to have waived any objection that any such federal or state court is not a proper or convenient forum. Payments received under this Plan will not constitute or be deemed compensation for purposes of any other benefit plan of the Company.

Article 15. Definitions.

For purposes of this Plan, the following definitions will control:

a.
"Base Salary" means the salary of record paid to a Participant as an annual rate of salary, excluding amounts received under an annual incentive plan or other incentive or bonus plan or compensation, and excluding any amounts payable as benefits.

b.	"Board" means the Board of Directors of Charter.

c.
"Committee" means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

d.	"Company" means Charter Communications, Inc., a Delaware corporation and its subsidiaries and affiliates as now or hereinafter constituted.

e.	"Charter" means Charter Communications, Inc., a Delaware corporation.

f.	"Disability" means such permanent physical or mental impairment as renders a person eligible to receive disability benefits under the long-term disability plan maintained by the Company, if the person is covered by such a plan; and if the person is not covered by such a plan, under the Social Security Act.

g.	"Distribution Date" shall have the meaning set out in Section 6 (c).

h.
"Participant" means any eligible officer or key employee selected by the Committee in its sole discretion to participate in the Plan pursuant to Article 4 and his or her personal representative and/or executor.

i.	"Plan" means the Charter Communications, Inc. 2005 Executive Cash Award Plan amended for 2006.

j.	"Plan Award" means an award granted to a Participant pursuant to Article 5.

k.	"Plan Award Account" means a book entry account maintained for each Participant in accordance with Article 5.